CLEAR SYSTEM RECYCLING, INC. For Immediate Release
Clear System Contact: John Carter President 905-302-3843 cartera@sympatico.ca

Clear System Recycling and Masterpiece Investments Corp. Agree to Terminate Merger and Reorganization Agreement

OAKVILLE, Ontario, October 2, 2012 — Clear System Recycling, Inc. (OTCBB: CLSR) (the “Company”) and Masterpiece Investments Corp. (“Masterpiece”) have agreed to Terminate the Agreement and Plan of Merger and Reorganization (the “Agreement”) as announced on August 23, 2012.  Clear System and Masterpiece agreed to terminate the Agreement with each party bearing their own cost and expenses and without any penalties. There were no material relationships between the Company or its affiliates and Masterpiece other than in respect of the Agreement.

Clear System will work towards finalizing the transaction with CI Holdings, Inc. as announced on September 20, 2012.

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ.  Forward looking statements, include management’s ability to negotiate a definitive agreement and finalize the transaction with CI Holdings, Inc.  Potential risks and uncertainties include, but are not limited to, the competitive environment within the fine art marketplace, the extent and cost effectiveness with which Clear System is able to implement the merger, obtaining regulatory approval, financing, and the market acceptance and successful technical and economic implementation of Clear System's intended plan.  Additional discussion of these and other risk factors affecting the Company's business and prospects is contained in the company's periodic filings with the SEC.